Registration No. 33-63104
                                 Filed pursuant to Rule 424(b)(3)


                      [TEMPLE-INLAND LOGO]

                          COMMON STOCK
                   (Par Value $1.00 Per Share)
                     ______________________

                      STICKER TO PROSPECTUS
            Temple-Inland Inc. 1993 Stock Option Plan


      This sticker serves to supplement the Prospectus dated May 21, 1993, to provide information with respect to a Selling Stockholder. Mr. J. Bradley Johnston owns 2,395 shares of Common Stock that were acquired pursuant to the exercise of options granted pursuant to the Plan. Mr. Johnston is eligible to sell pursuant to this Prospectus all of such shares. Mr. Johnston is the General Counsel of the Company and is currently the beneficial owner of 24,469 shares of Common Stock, including 19,520 shares issuable upon the exercise of options that are exercisable within 60 days. After completion of the offering, Mr. Johnston will own 22,074 shares of Common Stock, which is less than one percent of the issued and outstanding shares of Common Stock.

      This sticker is part of the Prospectus and must accompany the Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

          The date of this sticker is December 4, 2003